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                                                                    Exhibit 3.41

                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                         LEGACY-HAMMONDS MATERIALS, L.P.

         This Certificate of Limited Partnership (this "Certificate") of Legacy-Hammonds Materials, L.P. (the "Partnership") dated as of August ___, 2003, has been duly executed and is being filed in accordance with the provisions of the Texas Revised Limited Partnership Act (the "Act").

         1. NAME. The name of the limited partnership is Legacy-Hammonds Materials, L.P.

         2. REGISTERED OFFICE AND REGISTERED ADDRESS. The address of the registered office of the Partnership is 350 N. St. Paul Street, Dallas, Texas 75201. The name and address of the registered agent for service of process is CT Corporation System at 350 N. St. Paul Street, Dallas, Texas 75201.

         3. PRINCIPAL OFFICE. The address of the principal office is 2 Parkview Court, Mansfield, Texas 76063.

         4. GENERAL PARTNER. The name of the general partner of the Partnership and its mailing address and street address are as follows:

         NAME                                     MAILING AND STREET ADDRESS

         Meritage Holdings, LLC                   2 Parkview Court
                                                  Mansfield, Texas 76063

         5. DATE OF FORMATION. In accordance with Section 2.01(b) of the Act, the Partnership shall be formed at the time of the filing of this Certificate with the Secretary of State of the State of Texas.

         IN WITNESS WHEREOF, the undersigned general partner of the Partnership has duly executed this Certificate as of the day and year first aforesaid.

                                         MERITAGE HOLDINGS, LLC

                                         By: /s/ Richard T. Morgan
                                             ---------------------------------
                                             Richard T. Morgan, Vice President